EXHIBIT 5.1


                             Bouhan, Williams & Levy
                         Attorneys and Counselors at Law
                               The Armstrong House
                             Bull and Gaston Street
                             Savannah, Georgia 31498
                                  912/236-2491




                                February 12, 1998





Savannah Electric and  Power Company
600 Bay Street, East
Savannah, Georgia  31401

         Re:      Registration Statement on Form S-3

Dear Sirs:

         We have acted as counsel to Savannah Electric and Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3, including a preliminary prospectus and preliminary prospectus supplement (the "Registration Statement"), which is to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) Junior Subordinated Notes (the "Junior Subordinated Notes") to be issued by the Company, (2) Trust Preferred Securities to be issued by Savannah Electric Capital Trust I, (3) the Company's Guarantee (as defined in the Registration Statement) with respect to such Trust Preferred Securities, and (4) Senior Notes (the "Senior Notes") to be issued by the Company. The Junior Subordinated Notes will be issued pursuant to a subordinated note indenture, as supplemented, between the Company and the trustee named therein (the "Subordinated Note Indenture"), the Guarantee will be issued pursuant to a guaranty agreement between the Company and the trustee named therein (the "Guaranty Agreement") and the Senior Notes will be issued pursuant to a senior note indenture, as supplemented, between the Company and the trustee named therein (the "Senior
Note Indenture"), in each case in the respective forms filed as exhibits to the Registration Statement.

         We are of the opinion that, upon compliance with the applicable provisions of the Act, the Trust Indenture Act of 1939, as amended, and the Public Utility Holding Company Act of 1935, as amended, upon compliance with applicable securities or blue sky laws of various jurisdictions, upon the adoption of appropriate resolutions by the Board of Directors of the Company, when the Junior Subordinated Notes, the Guarantee and the Senior Notes have been issued and sold upon the terms specified in the order of the Georgia Public Service Commission, when the Subordinated Note Indenture, the Guaranty Agreement and the Senior Note Indenture have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Junior Subordinated Notes, the Guarantee and the Senior Notes have been executed, authenticated and delivered in accordance with the terms of the Subordinated Note Indenture, the Guarantee and



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Savannah Electric and Power Company         February 12, 1998          Page 2.







the Senior Note Indenture, as the case may be, the Junior Subordinated Notes, the Guarantee and the Senior Notes will be valid, binding and legal obligations of the Company (subject to applicable bankruptcy, moratorium and similar laws from time to time in force and to general principles of equity, whether considered in a proceeding at law or in equity).

         We also advise you that we have reviewed certain statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as indicated under the caption "Experts" in the prospectus, as to matters of law and legal conclusions and, in our opinion, such statements are correct.

         We hereby consent to the filing of this opinion as an exhibit to the aforementioned registration statement and to the statements with respect to our firm under the captions "Legal Matters" and "Experts" in the prospectus.

                                     Yours very truly,

                                     /s/Bouhan, Williams & Levy LLP

                                     BOUHAN, WILLIAMS & LEVY LLP